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                                                                   Exhibit 10.12



                            CONFIDENTIAL TREATMENT

                 RESEARCH COLLABORATION AND LICENSE AGREEMENT

     This Research Collaboration and License Agreement (this "Agreement") is entered into as of October 22, 1997 (the "Effective Date") by and between ArQule, Inc. ("ArQule"), a Delaware corporation, and Cubist Pharmaceuticals, Inc. ("Cubist"), a Delaware corporation.

                                   RECITALS

     WHEREAS, ArQule and Cubist previously entered into a Material Transfer and Screening Agreement dated June 4, 1996 (the "MTA") pursuant to which ArQule delivered certain of its Mapping Array-TM- compounds to Cubist, and Cubist screened those compounds against certain of its proprietary targets;

     WHEREAS, Cubist detected activity of certain ArQule compounds against Cubist certain Cubist targets;

     WHEREAS, pursuant to the terms of the MTA, ArQule and Cubist have negotiated this Agreement to expand their joint research activities and to pursue further development of the active compounds discovered by Cubist.

     NOW, THEREFORE, ArQule and Cubist hereby agree as follows:

1.   Definitions.

     1.1. "Active Compound" means any ArQule Compound which exhibits confirmed significant functional activity against a Target, as determined by the Research Committee.

     1.2. "Affiliate" means any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by a party.
For the purposes of this definition, the term "control"" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.


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     1.3. "ArQule Compound" means a small organic chemical molecule that is synthesized by ArQule and provided by ArQule to Cubist under this Agreement, as well as Derivatives of such ArQule Compound.

     1.4. "Array" means a set of ArQule Compounds consisting of diverse, structurally related small organic chemical compounds arranged in a spatially addressable format such as a microliter screening plate.

     1.5. "Available Compound" means an ArQule Compound that is not (i) licensed or otherwise committed to a third party in the Field or (ii) committed to an internal ArQule program in the Field. "Available Active Compound" means an Active Compound that is also an Available Compound.

     1.6. "Chemical Theme" means the chemical or structural characteristics shared by a group of Active Compounds, as determined by the Research Committee.

     1.7. "Clinical Candidate" means a Collaboration Compound that the Research Committee has selected for Clinical Development.

     1.8. "Clinical Development" means the clinical development of a compound after an IND is filed and approved, including Phase I, Phase II and Phase III Clinical Trials, and resulting in the filing of a complete NDA.

     1.9. "Clinical Development Plan" means a plan for Clinical Development of one or more Clinical Candidates as approved by the Research Committee and the Steering Committee for a Collaboration Project. The Clinical Development Plan will include a detailed description of the specific responsibilities of each party for various Clinical Development activities, or plans to oursource certain tasks, and a proposed timetable for accomplishment of certain objectives for the Collaboration Project.

     1.10. "Collaboration" means the collaborative research and development program described in Article 3 of this Agreement.

     1.11. "Collaboration Compound" means any Available Active Compound designated by the Research Committee as a Collaboration Compound pursuant to Subsection 3.3.(d) or 3.4.(e).

     1.12.  "Collaboration Project" means a project for the Lead
Optimization, Preclinical Development, and Clinical Development of one


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or more Collaboration Compounds for a Target, as approved by the Research
Committee and the Steering Committee.

     1.13. "Collaborator" means any third party with whom a party enters into an agreement pursuant to which such party grants or receives rights in proprietary technology, intellectual property, or the commercial value of a product. For example, an ArQule Collaborator shall include a third party who participates in a Mapping Array Program or Directed Array Program, and a Cubist Collaborator shall include a third party who obtains license rights to Cubist Patent Rights and Cubist Technology.

     1.14. "Commercialization Plan" means a plan for the commercialization of a Collaboration Compound as approved by the Steering Committee.

     1.15. "Confidential Information" means any technical or business information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement. Such Confidential Information may include, without limitation, the identity of a chemical compound, the use of a chemical compound, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, Steering Committee reports, Research Committee reports, royalty reports, product and marketing plans, and customer and supplier information.

     1.16. "Derivative" means a chemical compound structurally derived in one or more steps from an ArQule Compound by a process of modification or partial substitution of at least one component wherein at least one structural feature is retained at each process step. The number of intermediate steps or compounds is not relevant to the classification of a compound as a "Derivative Compound." A compound need not have any structural similarity to another compound in order to be classified as a Derivative Compound.

     1.17. "Directed Array-TM-" means Array of ArQule Compounds based on one or more Collaboration Compounds that have the same Chemical Theme and that exhibit activity for the same Target, which Arrays shall be synthesized by ArQule for Lead Optimization. The term "Directed Array" is a trademark owned by ArQule. The process of synthesizing and testing Directed Arrays based on a Collaboration Compound is known as a "Directed Array Program."

     1.18. "FDA" means the United States Food and Drug Administration (or its foreign equivalent in Japan or Europe).


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     1.19.  "Field" means human and animal therapeutic applications, as well as diagnostic applications intended for use with such therapeutic products.

     1.20. "IND" means an investigational new drug application filed with the FDA prior to beginning clinical trials in humans or any comparable application filed with the regulatory authorities of a country other than the United States, prior to beginning clinical trials in humans in that country.

     1.21. "Lead Optimization" means the iterative synthesis and testing of analogs and derivatives of a compound in connection with a biological target to identify a compound that exhibits certain optimal characteristics, such as maximal activity, minimal toxicity, and an acceptable initial bioavailability and pharmacokinetic, profile.

     1.22.  "Mapping Array-TM-" means an Array of ArQule Compounds that
ArQule generally makes available to its collaborators for screening on a non-exclusive basis. The term "Mapping Array" is a trademark owned by ArQule. The term "Mapping Array Program" generally describes an arrangement under which ArQule provides a collaborator with Mapping Arrays and the collaborator screens the Mapping Arrays on a non-exclusive basis, and specifically describes the arrangement between ArQule and Cubist as set forth in Section 3.3.

     1.23. "NDA" means a New Drug Application, as such term is defined by the FDA, and any equivalent filing in a foreign jurisdiction.

     1.24. "Patent Rights" means any United States patent application and any divisional, continuation, or continuation-in-part of such patent application (to the extent the claims are directed to subject matter specifically described therein), as well as any patent issued thereon and any reissue or reexamination of such patent, and any foreign counterparts to such patents and patent applications. "ArQule Patent Rights" means Patent Rights that are either (i) assigned solely to ArQule, (ii) assigned jointly to ArQule and a party other than Cubist, or (iii) licensed to ArQule, in each case to the extent that ArQule has the ability to license or sublicense the rights required under this Agreement. "Cubist Patent Rights" means Patent Rights that are either (i) assigned solely to Cubist, (ii) assigned jointly to Cubist and a party other than ArQule, or (iii) licensed to Cubist, in each case to the extent that Cubist has the ability to license or sublicense the rights required under this Agreement. "Joint Patent Rights" means Patent Rights assigned to both ArQule and Cubist


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as joint owners.  Joint Patent Rights will include (i) Patent Rights claiming
Joint Technology and (ii) Patent Rights claiming both ArQule Technology and Cubist Technology in a single filing.

     1.25. "Phase I Clinical Trials" means clinical trials in a small number of patients to determine the metabolism and pharmacologic actions of a product in humans, the side effects associated with increasing doses and to gather evidence on effectiveness and meeting the requirements established by the FDA for Phase I clinical trials.

     1.26. "Phase II Clinical Trials" means clinical trials in a small sample of the intended patient population to assess the efficacy for a specific indication of a compound proposed to be used as a therapeutic pharmaceutical product, to determine dose tolerance and the optimal dose range as well as to gather additional information relating to safety and potential adverse effects, and meeting the requirements established by the FDA for Phase II clinical trials.

     1.27. "Phase III Clinical Trials" means clinical trials designed to demonstrate safety and efficacy of a compound proposed to be used as a therapeutic pharmaceutical product in an expanded patient population at geographically dispersed study sites, meeting the requirements established by the FDA for Phase III clinical trials.

     1.28. "Preclinical Candidate" means a Collaboration Compound that the Research Committee has selected for Preclinical Development.

     1.29. "Preclinical Development" means the performance of animal testing and other preclinical development activities that are required by the FDA to file a complete IND.

     1.30. Preclinical Development Plan" means a plan for Preclinical Development of one or more Preclinical Candidates as approved by the Research Committee and the Steering Committee for a Collaboration Project. The Preclinical Development Plan will include a detailed description of the specific responsibilities of each party for various Preclinical Development activities and a proposed timetable for accomplishment of certain objectives for the Collaboration Project.

     1.31.  "Research Committee" means the Research Committee described in
Section 2. 1.

     1.32. "Research Materials" means any tangible research materials, whether biological, chemical, physical, or otherwise, including without

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limitation all ArQule Compounds and Cubist assay reagents.  "Proprietary
Research Materials" means any Research Materials that a party designates as proprietary or confidential, including without limitation all Mapping Array compounds and Directed Array compounds.

     1.33. "Research Plan" means a plan for Lead Optimization of one or more Collaboration Compounds as approved by the Research Committee and the Steering Committee for a Collaboration Project. The Research Plan will include a detailed description of the specific responsibilities of each party for various Lead Optimization activities and a proposed timetable for accomplishment of certain objectives for the Collaboration Project.

     1.34.  "Steering Committee" means the Steering Committee described in
Section 2.2. of this Agreement.

     1.35. "Sublicensee" means any non-Affiliate third party licensed by a party to make, have made, use, or sell any Royalty-Bearing Product.

     1.36. "Target" means each biological or molecular target selected by Cubist for use in the Collaboration and for which Cubist has certain expertise or proprietary technology, or both.

     1.37. "Technology" it means any proprietary development, idea, design, concept, technique, process, invention, Research Material, discovery, or improvement, whether or not patentable or copyrightable. "ArQule Technology" means Technology that is either (i) assigned solely to ArQule, (H) assigned jointly to ArQule and a party other than Cubist, or (iii) licensed to ArQule, in each case to the extent that ArQule has the ability to license or sublicense the rights required under this Agreement. "Cubist Technology" means Technology that is either (i) assigned solely to Cubist, (ii) assigned jointly to Cubist and a party other than ArQule, or (iii) licensed to Cubist, in each case to the extent that Cubist has the ability to license or sublicense the rights required under this Agreement. "Joint Technology" means Technology that is developed or discovered jointly by one or more employees or consultants of Cubist and one or more employees or consultants of ArQule in connection with the Collaboration.

2.   Management of Research Program.

     2.1. Research Committee.

          (a) Creation of Research Committee. The parties hereby create a Research Committee which shall consist of four (4) members.


                                        6
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  Cubist shall designate two (2) members and ArQule shall designate two (2)
members. If any member of the Research Committee dies, resigns, or becomes incapacitated, the party which designated such member shall designate his or her successor (whose term shall commence immediately), and any party may withdraw the designation of any of its members of the Research Committee and designate a replacement (whose term shall commence immediately) at any time by giving notice of the withdrawal and replacement to the other party. The chairperson of the Research Committee shall be designated annually on an alternating basis between the parties. The initial chairperson shall be designated by the Research Committee at its first meeting. The party not designating the chairperson shall designate one of its representatives as secretary to the Research Committee for such year.

          (b) Meetings of the Research Committee. Regular meetings of the Research Committee shall be held within forty-five (45) days of the end of each calendar quarter, or at such other times as the parties may deem appropriate, at such times and places as the members of the Research Committee shall from time to time agree. Special meetings of the Research Committee may be called by either party on ten (10) days written notice to the other party unless notice is waived by the parties. All meetings shall alternate between the offices of the parties unless the parties otherwise agree. The chairperson shall be responsible for sending notice of meetings to all members. In the event a Research Committee member is unable to attend a meeting of the Research Committee, such Research Committee member may designate an alternate member who will serve solely for that Research Committee meeting.

          (c) Decisions of Research Committee. A quorum of the Research Committee shall be present at any meeting of the Research Committee if at least one representative of each party is present at such meeting in person or by telephone. If a quorum exists at any meeting, the unanimous consent of all members of the Research Committee present at such meeting is required to take any action on behalf of the Research Committee. Unless otherwise specifically stated to the contrary herein, no individual party shall purport to act on behalf of the other party unless and then only to the extent authorized to do so by the Research Committee.

          (d) Responsibilities of Research Committee. The Research Committee shall be responsible for the day-to-day conduct and progress of the Collaboration, including without limitation:

               (i)   directing and administering the Collaboration;


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               (ii)  providing a forum for the exchange of scientific
                     information among the scientists participating in the Collaboration;

               (iii) determining the criteria of significant functional
                     activity necessary for an ArQule Compound to qualify as an Active Compound;

               (iv) confirming that an ArQule Compound qualifies as an Active Compound and designating such Active Compounds as Collaboration Compounds;

               (v) reviewing test reports provided by Cubist as to the significant functional activity of each Collaboration Compound in the Mapping Arrays and, based on such results, determining which Collaboration Compounds and Chemical Themes will be used in a Directed Array Program, with the scope of each Chemical Theme determined on the basis of the following criteria: (1) the specific reaction or reaction sequence used to combine members of two or more discrete chemical units in which each chemical unit bears the functional group(s) required for the specific reaction(s) that result in the combination of the chemical units; and
                     (2) the extent to which a class of compounds is related by a recurring structural motif associated with a particular biological activity;

               (vi) selecting Mapping Arrays for delivery to Cubist under Subsection 3.3. (a);

               (vii) determining the appropriate number of compounds that
                     ArQule should generate in a Directed Array based on Collaboration Compounds with the same Chemical Theme, and determining the appropriate amount of each compound in a Directed Array that ArQule should deliver Cubist for further research and development with the relevant Target;

              (viii) determining whether to conduct Preclinical Development of any Preclinical Candidate, as

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                     well as the scope of such Preclinical Development;

               (ix) determining and updating the list of Collaboration Compounds, Preclinical Candidates, and Clinical Candidates for each Target;

               (x)   resolving matters involving scientific questions;

               (xi) preparing and updating the Research Plan, Preclinical Development Plan, and Clinical Development Plan; and

               (xii) monitoring and managing Clinical Development
                     activities.

          (e) Research Committee Reports. Within ten (10) days following each meeting of the Research Committee held pursuant to Subsection 2.1. (b), the secretary of the Research Committee shall prepare and send to each party a written report of actions taken at the meeting in such form and containing such detail as shall be determined by the Research Committee.

          (f) Deadlock. In the event that the Research Committee cannot reach agreement with respect to any matter that is subject to its decision-making authority, then the matter shall be referred to the Steering Committee for resolution.

     2.2. Steering Committee.

          (a) Creation of Steering Committee. The parties hereby also create a Steering Committee which shall consist of four (4) members: (i) the Chief Executive Officer or President of Cubist; (H) the Chief Executive Officer or President of ArQule; (iii) the Director of Business Development at Cubist (or such other similar position designated by Cubist from time to time) and (iv) the Director of Business Development at ArQule (or such other similar position designated by ArQule from time to time). If any member of the Steering Committee dies, resigns, or becomes incapacitated, the party which designated such member shall designate his or her successor (whose term shall commence immediately), and any party may withdraw the designation of any of its members of the Steering Committee and designate a replacement (whose term shall commence immediately) at any time by giving notice of the withdrawal


                                       9
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and replacement to the other party.  The chairperson of the Steering Committee shall be designated annually on an alternating basis between the parties. The party not designating the chairperson shall designate one of its representatives as secretary of the Steering Committee for such year.

          (b)  Meetings of the Steering Committee.  Regular meetings of the
Steering Committee shall be   held within forty-five (45) days of the end of
each calendar year, or at such other times as the parties may deem appropriate, at such times and places as the members of the Steering Committee shall from time to time agree. Special meetings of the Steering Committee may be called by either party on fifteen (15) days written notice to the other party unless notice is waived by the parties. All meetings shall alternate between the offices of the parties unless the parties otherwise agree. In the event a Steering Committee member is unable to attend a meeting of the Steering Committee, such Steering Committee member may designate an alternate member who will serve solely for that Steering Committee meeting.

          (c) Decisions of the Steering Committee. Unless otherwise specifically designated as a responsibility of the Research Committee pursuant to Subsection 2.1. (d), all decisions regarding the contractual and financial relationship created by this Agreement shall be made by the Steering Committee acting in accordance with this Agreement or by agents duly authorized in writing by the Steering Committee. A quorum of the Steering Committee shall be present at any meeting of the Steering Committee if the President or Chief Executive Officer of each party is present at such meeting in person or by telephone. If a quorum exists at any meeting, the unanimous consent of all members of the Steering Committee present at such meeting is required to take any action on behalf of the Steering Committee. Unless otherwise specifically stated to the contrary herein, no individual party shall purport to act on behalf of the other party unless and then only to the extent authorized to do so by the Steering Committee.

          (d) Responsibility of Steering Committee. The Steering Committee shall be responsible for approving long-term objectives for, and evaluating the progress of, the Collaboration and joint Clinical Development activities, including without limitation:


     (i) approval of all Research Plans, Preclinical Development Plans, Clinical Development Plans and all subsequent decisions regarding the direction and priority of all such plans;

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     (ii)  reviewing and approving all third party collaborations involving the
           Research Plans, Preclinical Development Plans, and Clinical Development Plans;

     (iii) approval of all Clinical Development activities and associated expenses for Clinical Candidates; and

     (iv) developing a Commercialization Plan and managing commercialization of Collaboration Compounds.

          (e) Steering Committee Reports. Within ten (10) days following each meeting of the Steering Committee held pursuant to Subsection 2.2.(b), the secretary of the Steering Committee shall prepare and send to the members of the Steering Committee a detailed written report of actions taken at the meeting in such form and containing such detail as shall be determined by the Steering Committee.

          (f) Deadlock. In the event that the Steering Committee cannot reach agreement within sixty (60) days as to any matter that is subject to its decision-making authority, then (i) if the matter relates to this Agreement as a whole, either party may terminate the Agreement in accordance with Section 8.4. or (ii) if the matter relates only to specific activities under this Agreement, such as designation of Active Compounds as Collaboration Compounds, the initiation or conduct of Lead Optimization and Preclinical Development, the initiation or conduct of Clinical Development, or approval of commercialization plans, then the deadlock provision in the Agreement that is applicable to that circumstance shall apply.

3.   Collaboration.

     3.1. Overview of Collaboration. The overall purposes of this Collaboration are (i) to screen Mapping Arrays to find ArQule Compounds that demonstrate significant functional activity against selected Targets, (ii) to designate certain of these Active Compounds as Collaboration Compounds that are committed to the program, (iii) to perform Lead Optimization through a Directed Array Program on certain of these Collaboration Compounds to develop one or more Preclinical Candidates, (iv) to conduct Preclinical Development of these Preclinical Candidates, and (v) to conduct Clinical Development of Preclinical Candidates that successfully complete Preclinical Development and become Clinical Candidates. The initial screening will be conducted by Cubist under the ArQule Mapping Array Program described below. All Lead Optimization,


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     Preclinical Development, and Clinical Development activities will be conducted by both parties on a project-by-project basis in accordance with a Research Plan, Preclinical Development Plan, or Clinical Development Plan approved by the parties. Commercial exploitation of a Collaboration Compound will proceed under a Commercialization Plan. Separate Collaboration Projects may be established in the discretion of the Research Committee based on the relatedness of the Active Compounds and Targets identified. These Collaboration Projects may be conducted in series or in parallel at the discretion of the Research Committee. A Collaboration Project may terminate due to completion, withdrawal of a party, deadlock of the parties, or lack of merit.

     3.2. Expenses and Revenues.

          (a)  Expenses Prior to Clinical Development.  [          ]* shall bear
the costs and expenses of its respective activities in connection with this Collaboration prior to Clinical Development and shall promptly make payments to third parties arising therefrom. Neither party shall represent to creditors or vendors that such party has any authority to obligate or bind the other party, and shall affirmatively correct any misconception to that effect. Neither party shall use the name of the other party in connection with such transactions without the prior written consent of the other party, which consent may be withheld in its sole discretion.

          (b)  Expenses of Clinical Development.  [          ]* shall pay
[                   ]* of any direct expenses incurred in connection with
Clinical Development activities approved by the Steering Committee. Prior to commencement of any activities for Clinical Development or commercialization of a Clinical Candidate, the Steering Committee shall establish guidelines and procedures that will set forth the operational details of this arrangement. The Steering Committee may revise these operational guidelines and procedures in its discretion.

          (c)  Revenues.  [          ]* shall receive [                   ]* of
all proceeds received in connection with commercialization of a Collaboration Compound arising from the Collaboration.

     3.3. Conduct of Mapping Array Program.

          (a) Delivery of Mapping Arrays. Cubist acknowledges prior receipt of Mapping Arrays #[


* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

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   ]* pursuant to a Material Transfer and Screening Agreement dated June 4, 1996 between the parties, which prior agreement is hereby canceled and replaced by this Agreement. The Research Committee shall select additional Mapping Arrays for screening by Cubist. ArQule shall promptly deliver the selected Mapping Arrays to Cubist. The delivered Mapping Arrays will have the standard ArQule format of one ArQule Compound per well in 96 well microliter plates. Unless ArQule otherwise notifies the Research Committee, each Mapping Array will contain approximately the following amounts of each ArQule Compound in that
Array: [

                                                                    ]* Cubist
shall not attempt to identify any compounds in the Mapping Arrays.

          (b) Identification of Active Compounds. ArQule hereby grants Cubist a nonexclusive, worldwide license (without the right to sublicense) under, the ArQule Patent Rights and other rights in ArQule Technology to screen the delivered Mapping Array compounds against any Targets in the Field. Cubist agrees to screen the delivered Mapping Array compounds expeditiously and in a scientifically sound manner. Cubist shall promptly disclose to ArQule the array plate number and well number of any Active Compounds. ArQule will promptly determine whether the Active Compounds are Available Compounds and notify Cubist of such determination. If an Active Compound is not an Available Compound, Cubist shall have no rights with respect to that Active Compound. For Available Active Compounds, ArQule shall disclose to Cubist the chemical composition and structure of those Active Compounds, and Cubist shall disclose to ArQule the identity of the Target, level of activity, and a description of the primary assays used to detect the activity. All such information disclosed by ArQule and Cubist shall be deemed Confidential Information and, as such, is subject to the restrictions set forth in Article 6.

          (c)  Confirmation of Activity.  For a period of [               ]*
after the date upon which ArQule and Cubist exchange information about an Active Compound pursuant to Section 3.3.(b) (the "Reservation Period"), ArQule will reserve that Active Compound to the Collaboration. During the Reservation Period, ArQule will provide Cubist with reasonable additional quantities of that Active Compound and Cubist will perform secondary screens to confirm the activity of that Active Compound. The Research Committee will coordinate these confirmatory screening efforts.



* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.


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          (d)  Designation of Collaboration Compounds.  At any time during the
Reservation Period, Cubist may request that the Research Committee designate the relevant Active Compound as a Collaboration Compound under this Agreement.
After receiving this request, the Research Committee will confirm that the compound exhibits the requisite functional activity to qualify as an Active Compound, whereupon the Research Committee shall designate the relevant Active Compound as a Collaboration Compound under this Agreement. If the Research Committee fails to designate an ArQule Compound as a Collaboration Compound, then (i) Cubist shall have no rights with respect to that ArQule Compound and
(ii) ArQule shall have the right to license or otherwise commit such ArQule Compound to a third party for any biological target and to include such ArQule Compound in an ArQule internal discovery program for an unrelated biological target, subject in both cases to the restrictions on Confidential Information set forth in Article 6. If the Research Committee does designate an ArQule Compound as a Collaboration Compound, then ArQule shall (i) internally designate the Collaboration Compound as committed to Cubist under this Agreement, (ii) remove the Collaboration Compound from future shipments of its Mapping Arrays, and (iii) undertake no internal program on the Target for which that Collaboration Compound exhibits activity.

          (e) Termination of Mapping Array Program. The Mapping Array Program described in this Section 3.3. will commence on the Effective Date and will continue during the term of this Agreement; provided that either party may terminate the Mapping Array Program before the expiration or termination of this Agreement with written notice to the other party which is received at least sixty (60) days prior to any anniversary of the Effective Date. In the event of early termination, Cubist shall immediately cease primary screens of the Mapping Array compounds but may (i) continue performing confirmatory screens of previously identified Active Compounds and (ii) request that the Research Committee designate any Active Compounds as Collaboration Compounds. all in accordance with the terms of this Agreement.

     3.4. Conduct of Lead Optimization and Preclinical Development Activities.

          (a) Approval and Initiation of Project. At any time after an Active Compound is identified, but no later than sixty (60) days after the relevant Active Compound becomes a Collaboration Compound, the Research Committee may approve a proposal for the Lead Optimization and Preclinical Development of one or more Active Compounds for a Target. The Research Committee shall forward such proposals to the Steering Committee for approval. Once the Steering Committee approves a proposal, the proposed


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research and development project shall automatically be designated a
Collaboration Project under this Agreement. A Collaboration Project may be initiated by the parties at any time after the relevant Active Compounds have been designated as Collaboration Compounds by the Research Committee pursuant to Subsection 3.3.(d). If the Research Committee or Steering Committee fails to approve a proposed Lead Optimization or Preclinical Development project for one or more Collaboration Compounds for a Target because of withdrawal of a party or deadlock of the Steering Committee, the Collaboration Compound will be subject to compulsory commercialization pursuant to Subsection 3.4.(h). If the Research Committee or Steering Committee fails to approve a proposed Lead Optimization or Preclinical Development project for one or more Collaboration Compounds for a Target because of lack of business or scientific merit, the reversion provisions set forth in Subsection 3.4.(i) shall automatically take effect unless otherwise agreed by the parties.

          (b) Preparation and Approval of Research Plan and Preclinical Development Plan. Promptly following initiation of a Collaboration Project, the Research Committee shall prepare and submit to the Steering Committee (i) a proposed Research Plan for Lead Optimization of the relevant Collaboration Compounds to identify Preclinical Candidates and (ii) a preliminary Preclinical Development Plan for the Preclinical Development of any Preclinical Candidates that may be so identified. Unless otherwise decided by the Research Committee, the Research Plan shall provide that all Collaboration Compounds will be submitted to a Directed Array Program for Lead Optimization. The Steering Committee must approve the proposed Research Plan and the preliminary Preclinical Development Plan before the parties commence performance of the Collaboration Project. Before the parties commence any Preclinical Development activities, the Steering Committee must approve a final Preclinical Development Plan that is prepared and submitted by the Research Committee. The Research Committee will also prepare and submit to the Steering Committee any proposed modifications to previously approved Research Plans and Preclinical Development Plans. No such modifications will take effect until approved by the Steering Committee.

          (c) Responsibilities for Project. The parties intend that, in any Collaboration Project, ArQule will have general responsibility for tasks involving chemistry and Cubist will have general responsibility for tasks involving biology. However, the Research Committee will determine the actual tasks of each party for each Collaboration Project in accordance with an approved Research Plan or Preclinical Development Plan. If the Research Committee cannot agree upon the allocation of any task for a Collaboration Project, the matter shall be decided by the Steering Committee. If the

Steering Committee cannot resolve the matter within sixty (60) days after the Research Committee deadlocked, the tasks at issue will be performed by the party that has general responsibility for that task, as described Exhibit A.

          (d) Reports and Records. Each party agrees to promptly and regularly communicate to the other party all research results from a Collaboration Project, including quarterly reports to the Research Committee detailing all tests conducted and results obtained by such party in connection with a Collaboration Project. Each party shall prepare and maintain adequate records, including bound laboratory notebooks maintained in accordance with standard scientific procedures, containing all appropriate data reflecting all research results from a Collaboration Project. In addition, each party shall retain under appropriate conditions any necessary or desirable samples of Research Materials that are developed or used in a Collaboration Project.

          (e) Designation of Additional Collaboration Compounds. In the course of a Collaboration Project, Cubist is likely to detect additional Active Compounds for the relevant Target as it screens Directed Arrays derived from the Collaboration Compounds. After the Research Committee confirms that these ArQule Compounds exhibit the requisite functional activity to qualify as Active Compounds and ArQule confirms that the Active Compounds are Available Compounds, the Research Committee will designate such Active Compounds as additional Collaboration Compounds under this Agreement.

          (f) Designation of Preclinical Candidates. The Research Committee shall monitor Lead Optimization activities in each Collaboration Project. At the discretion of the Research Committee, but prior to commencement of any Preclinical Development activities for a Collaboration Project, the Research Committee shall designate one or more Collaboration Compounds as Preclinical Candidates for that Collaboration Project. Thereafter, the Research Committee shall have discretion to designate additional Collaboration Compounds as Preclinical Candidates and to eliminate Collaboration Compounds as Preclinical. Candidates for that Collaboration Project as circumstances warrant. The parties shall designate a Preclinical Candidate before commencing Preclinical. Development activities with a Collaboration Compound in a Collaboration Project.

          (g) Cross-Licenses for Lead Optimization and Preclinical Development. The following license grants shall have effect only with respect to activities undertaken in connection with and during the term of a Collaboration Project and as approved by the Research Committee:

     (i)  ArQule hereby grants Cubist a worldwide, [            ]*, exclusive
          (except as to ArQule) license under the ArQule Patent Rights and other rights in ArQule Technology to perform Lead Optimization and Preclinical Development in the Field with any Collaboration Compound.

     (ii) Cubist hereby grants ArQule a worldwide, [            ]*, exclusive
          (except as to Cubist) license under the Cubist Patent Rights and other rights in Cubist Technology to perform Lead Optimization and Preclinical Development in the Field with any Collaboration Compound.

Each party acknowledges and agrees that these cross-licenses, while effective for a Collaboration Compound, preclude any further license grants in the Field by either party for that Collaboration Compound. Neither party shall have the right to sublicense the license grants set forth in this Section. During the term of a Collaboration Project, neither party shall grant any right or license under the applicable Joint Patent Rights or other rights in Joint Technology to any third party without the prior written consent of the other party.

          (h) Withdrawal or Deadlock. In the event that a party desires to withdraw from a proposed or ongoing project for Lead Optimization or Preclinical Development for one or more Collaboration Compounds for a Target, or if the Steering Committee deadlocks regarding (i) approval of a proposed Lead Optimization and Preclinical Development project pursuant to Subsection 3.4.(a) or (ii) an issue that arises in an ongoing Collaboration Project, the parties will immediately cease work on the Collaboration Project and attempt to outlicense the work product of that Collaboration Project. At the request of either party, the parties will select a mutually acceptable technology broker who shall have authority to license such work product on their behalf. If the parties cannot select a mutually acceptable technology broker within thirty (30) days, each party will select a third party representative and these representatives will select the technology broker. If neither party desires to use a technology broker, the parties will jointly market such work product and
jointly negotiate and execute any resulting license agreement.  [          ]*
will pay [                   ]* of any costs and expenses (including without
limitation brokers fees, attorneys fees, and travel expenses) incurred in connection with any outlicensing activities under this Subsection, and
[          ]* will receive [                   ]* of any income resulting from
such license.  As an alternative to forced commercialization of such work


* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

product, either party may make a buy-out offer to the other party at any time, but the other party may reject any buy-out offer and seek to outlicense the work product, in its sole discretion.

          (i) Lack of Merit. A Collaboration Project shall terminate immediately in the event of a decision by the Research Committee or Steering Committee to terminate the Collaboration Project for lack of scientific or business merit. In such event, the reversion provisions set forth below shall automatically take effect unless otherwise agreed by the parties:

     (i) Cubist shall have no further rights under the ArQule Patent Rights or ArQule Technology with respect to such Collaboration Compounds;

     (ii) ArQule shall have no further rights under the Cubist Patent Rights or Cubist Technology with respect to such Collaboration Compounds;

     (iii) Cubist shall grant ArQule an exclusive, worldwide,
           [            ]* license (with the right to sublicense) under any
           Joint Patent Rights and other rights in Joint Technology to the extent applicable to the composition of such Collaboration Compounds, provided that ArQule shall not assert such rights against any Cubist Collaborator that discovers such Collaboration Compounds independent of any information (whether or not published) derived from either party or arising from the Collaboration;

     (iv) ArQule retains the right to assert all ArQule Patent Rights and other rights in ArQule Technology against Cubist and any Cubist Collaborator;

     (v)   ArQule shall grant Cubist an exclusive, worldwide, [             ]*
           license (with the right to sublicense) under any Joint Patent Rights and other rights in Joint Technology to the extent applicable to the use of such Collaboration Compounds with the identified Targets, provided that Cubist shall not assert such rights against any ArQule Collaborator that discovered such use independent of any information (whether or not published) derived from either party or arising from the Collaboration; and


* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

     (vi) Cubist retains the right to assert all Cubist Patent Rights and other rights in Cubist Technology against ArQule and any ArQule Collaborator.

Each party shall remain subject to the restrictions on Confidential Information set forth in Article 6. Cubist acknowledges that ArQule shall have the right to [




               ]* ArQule acknowledges that Cubist shall have the right (i) to screen and develop compounds other than those Collaboration Compounds, and (ii) to screen and develop those Collaboration Compounds if such compounds are independently discovered by a third party who, on its own initiative, offered those compounds to Cubist for use with the identified Target.

     3.5. Clinical Development of Collaboration Compounds.

          (a) Designation of Clinical Candidate. After approval of an IND for a Preclinical Candidate, the Research Committee may designate that Preclinical Candidate as a Clinical Candidate for the purposes of this Section 3.5. Neither party will commence Clinical Development of any Collaboration Compound or Derivative before such compound has been designated as a Clinical Candidate in accordance with this Section. The Steering Committee will develop a Commercialization Plan for each Clinical Candidate.

          (b) Co-Development Right. Without further action, each party shall have the co-exclusive right to conduct the Clinical Development, commercial license, manufacture, distribution, marketing, and sale of any Clinical Candidate.

          (c) Authority. The parties shall have joint responsibility for and control over all activities for the Clinical Development and commercialization of the relevant Clinical Candidate, in accordance with the Clinical Development Plan and Commercialization Plan. The Steering Committee shall decide whether to proceed with each stage of Clinical Development and shall have oversight, management, and approval authority for commercialization decisions, activities, and agreements. The Research Committee shall have oversight and management authority for Clinical Development activities. Unless otherwise agreed by the parties, any grant of commercial rights


* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

in a Clinical Candidate shall require the signatures of both parties to become effective.

          (d) Development Licenses. The following license grants shall have effect only with respect to activities approved by the Steering Committee and undertaken in connection with the Clinical Development of the relevant Clinical
Candidate:

     (i)  ArQule hereby grants Cubist a worldwide, [               ]*, exclusive
          (except as to ArQule) license under the ArQule Patent Rights, Joint Patent Rights, and other rights in ArQule Technology and Joint Technology to perform Clinical Development of the Clinical Candidate.

     (ii) Cubist hereby grants ArQule a worldwide, [               ]*, exclusive
          (except as to Cubist) license under the Cubist Patent Rights, Joint Patent Rights, and other rights in Cubist Technology and Joint Technology to perform Clinical Development of the Clinical Candidate.

Each party acknowledges and agrees that these cross-licenses, while effective for Clinical Candidate, preclude any further license grants in the Field by either party for the Clinical Development of that Clinical Candidate. Neither party shall have the right to sublicense the license grants set forth in this Subsection without the approval of the Research Committee or Steering Committee, as appropriate.

          (e) Withdrawal and Deadlock. Each party shall have the right to decline to participate in, or to withdraw from, Clinical Development activities for a particular Clinical Candidate at any time upon sixty (60) days prior written notice to the other party. In such event, the relevant Collaboration Project shall terminate upon the conclusion of the sixty-day notice period. In the event that the Steering Committee reaches deadlock on an issue that arises in connection with Clinical Development or commercialization activities for a particular Clinical Candidate, the Collaboration Project shall immediately terminate. If a Collaboration Project terminates due to withdrawal or deadlock under this Section, the parties will immediately cease work on the Collaboration Project and attempt to outlicense the work product of that Collaboration Project. At the request of either party, the parties will select a mutually acceptable technology broker who shall have authority to license such work product on their behalf. If the parties cannot select a mutually acceptable technology broker within thirty


* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

(30) days, each party will select a third party representative and these representatives will select the technology broker. If neither party desires to use a technology broker, the parties will jointly market such work product and
jointly negotiate and execute any resulting license agreement.  [          ]*
will pay [                   ]* of any direct costs and expenses (including
without limitation brokers fees, attorneys fees, and travel expenses) incurred in connection with any outlicensing activities under this Subsection, and
[          ]* will receive [                   ]* of all proceeds resulting from
such license. As an alternative to forced commercialization of such work product, either party may make a buy-out offer to the other party at any time, but the other party may reject any buy-out offer and seek to outlicense the work product, in its sole discretion.

          (f) Lack of Merit. In the event of a decision by the Research Committee or Steering Committee to terminate Clinical Development or commercialization activities for a Clinical Candidate for lack of clinical or business merit, the development licenses set forth in Subsection 3.5.(d) shall automatically and immediately terminate and the reversion provisions set forth below shall automatically take effect unless otherwise agreed by the parties:

     (i) Cubist shall have no further rights under the ArQule Patent Rights or ArQule Technology with respect to such Clinical Candidate and all other Collaboration Compounds within that Collaboration Project;

     (ii) ArQule shall have no further rights under the Cubist Patent Rights or Cubist Technology with respect to such Clinical Candidate and all other Collaboration Compounds within that Collaboration Project;

    (iii) Cubist shall grant ArQule an exclusive, worldwide, [               ]*
          license (with the right to sublicense) under any Joint Patent Rights and other rights in Joint Technology to the extent applicable to the composition of such Clinical Candidate and all other Collaboration Compounds within that Collaboration Project, provided that ArQule shall not assert such rights against any Cubist Collaborator that discovers such Collaboration Compounds independent of any information (whether or not published) derived from either party or arising from the Collaboration;


* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

     (iv) ArQule retains the right to assert all ArQule Patent Rights and other rights in ArQule Technology against Cubist and any Cubist Collaborator;

     (v)  ArQule shall grant Cubist an exclusive, worldwide, [               ]*
          license (with the right to sublicense) under any Joint Patent Rights and other rights in Joint Technology to the extent applicable to the use of such Clinical Candidate and all other Collaboration Compounds within that Collaboration Project with the identified Targets, provided that Cubist shall not assert such rights against any ArQule Collaborator that discovered such use independent of any information (whether or not published) derived from either party or arising from the Collaboration; and

     (vi) Cubist retains the right to assert all Cubist Patent Rights and other rights in Cubist Technology against ArQule and any ArQule Collaborator.

Each party shall remain subject to the restrictions on Confidential Information set forth in Article 6. Cubist acknowledges that ArQule shall have the right [




                                        ]*  ArQule acknowledges that Cubist
shall have the right (i) to screen and develop compounds other than the Collaboration Compounds within the terminated Collaboration Project, and (ii) to screen and develop those Collaboration Compounds if such compounds are independently discovered by a third party who, on its own initiative, offered those compounds to Cubist for use with the identified Target.

4.   Ownership and Management of Intellectual Property.

    4.1. Intellectual Property Developed Outside of Collaboration. Except as expressly set forth in this Agreement, neither party shall have any rights in Patent Rights and Technology that is developed or discovered by the other party prior to the Effective Date or outside of the Collaboration. For example, Cubist shall have sole ownership of all right, title, and interest in Targets and other Cubist Proprietary Research Materials, and ArQule shall


* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

have sole ownership of all right, title, and interest in ArQule Compounds provided to Cubist in the Mapping Array Program. Each party shall have sole responsibility for and control over Patent Rights claiming any of its Technology that was developed or discovered prior to the Effective Date or outside of the Collaboration. Neither party shall have any right to review and comment on such Patent Rights of the other party.

    4.2. Ownership of Intellectual Property Arising From the Collaboration. Ownership of Patent Rights and Technology arising from the Collaboration shall be allocated in the following manner:

     [






                                   ]*

Each party shall ensure that its employees, consultants, agents, and representatives are contractually required to assign to such party all Patent Rights and other rights in Technology arising from the Collaboration and to promptly disclose to such party all patentable inventions within that Technology.

     4.3. Notice of Intellectual property Arising From the Collaboration. Each party shall provide prompt written notice to the Research Committee of the internal disclosure of any significant Technology developed by its personnel in connection with the Collaboration.

     4.4. Responsibility for Patent Rights Arising from the Collaboration.
ArQule shall be responsible for and shall control, [        ]*, the preparation,
filing, prosecution, grant, and maintenance of any Patent Rights claiming only ArQule Technology and shall consult with Cubist on, and give Cubist a reasonable opportunity to review, all such filings to the extent they directly relate to the Collaboration. Cubist shall be responsible for and shall control,
[        ]* the preparation, filing, prosecution, grant, and maintenance of all
Patent Rights claiming only Cubist Technology and shall consult with ArQule on, and give ArQule a reasonable opportunity to review,


* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

all such filings to the extent they relate directly to the Collaboration. In the case of Joint Technology, the Research Committee will decide whether to seek Joint Patent Rights claiming that Technology or to maintain that Technology as a trade secret. The Research Committee will also decide whether to seek Patent Rights claiming both ArQule Technology and Cubist Technology in one filing, which also constitutes a Joint Patent Right. If the Research Committee decides to seek any Joint Patent Rights, the parties shall jointly prepare, file, prosecute, and maintain such Patent Rights, and all related expenses shall become equally by the parties. Notwithstanding the foregoing, neither party shall file any Joint Patent Rights claiming the composition or use of any Active Compound in a Mapping Array until the Research Committee has properly designated that Active Compound as a Collaboration Compound in accordance with Subsection 3.3.(d) or 3.4.(e).

     4.5. Assumption of Rights by Other Party. In the event that a party desires to decline responsibility for obtaining or maintaining Patent Rights in a country for any of its Technology that is developed or discovered in connection with the Collaboration, such party will notify the other party before taking such action and, upon request, will allow the other party to assume responsibility for, and all expenses relating to, the relevant Patent Rights in those countries; provided, however, that neither party shall have the right to seek patent protection for any Technology that a party has decided, in its discretion, to maintain as a trade secret. In the event that a party desires to cease further payment of patent-related expenses for a Joint Patent Right in any country, such party may assign to the other party all rights in that Joint Patent Right in such country and thereafter have no further obligation to pay such expenses.

     4.6. Cooperation. Each party agrees to cooperate fully in the preparation, filing, prosecution, and maintenance of all Patent Rights claiming Technology arising from the Collaboration. Such cooperation includes, without limitation,
(i) promptly executing all papers and instruments, or requiring its employees, consultants, and agents to execute such papers and instruments, as reasonable and appropriate so as to enable one or both parties to file, prosecute, and maintain such Patent Rights in any country; (ii) promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patent Rights; and (iii) undertaking no actions that are potentially deleterious to the preparation, filing, or prosecution of any such Patent Rights.

     4.7. Abandonment of Joint Patent Rights. In the event that the parties fail to complete a Collaboration Project due to lack of merit pursuant to Subsection 3.4.(i), the parties shall discuss in good faith whether to abandon any unpublished patent applications within the Joint Patent Rights relating to that Collaboration Project. The parties recognize that publication of such Joint Patent Rights could adversely affect each of their interests after reversion occurs under Subsection 3.4.(i).

5.   Research Materials.

     5.1. Ownership of Research Materials. In the course of this Collaboration, one party (the "Provider") may transfer to the other party (the "Recipient") certain of its Research Materials. The Recipient acknowledges and agrees that such Research Materials are and shall be owned by the Provider. The Recipient agrees to execute and deliver any documents of assignment or conveyance to effectuate the ownership rights of the Provider in such Research Materials. [




          ]*

     5.2. Use and Transfer of Research Materials. Except as otherwise agreed by the Research Committee, the Recipient agrees to use Research Materials provided by the Provider solely for purposes set forth in this Agreement and shall not distribute such Research Materials to any third party other than its employees and consultants who are working on the Collaboration.

     5.3. Additional Restrictions for Property Research Materials. In the case of Proprietary Research Materials furnished by a Provider, Recipient agrees (i) not to transfer such Proprietary Research Materials to any third party without the prior written consent of the Provider, (ii) to permit access to the Proprietary Research Materials only to its employees and consultants requiring such access, (iii) to inform such employees and consultants of the proprietary nature of the Proprietary Research Materials, and (iv) to take reasonable precautions, at least as stringent as those observed by Recipient to protect its own proprietary materials, to ensure that such employees and consultants observe the obligations of Recipient under this Section.

     5.4. Disposition of Unused Research Materials. At the request of Provider, Recipient will return or destroy any unused Research Materials furnished by Provider.


* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

     5.5. Compliance with Law. Recipient agrees to comply with all federal, state, and local laws and regulations applicable to the use, storage, disposal, and transfer of Research Materials furnished by Provider, including without limitation the Toxic Substances Control Act (15 USC 2601 et seq.) and implementing regulations (in particular, 40 CFR 720.36 [Research and Development Exemption]), the Food, Drug, and Cosmetic Act (21 USC 301 g et seq.) and implementing regulations, and all Export Administration Regulations of the Department of Commerce. Recipient assumes sole responsibility for any violation of such laws or regulations by Recipient or any of its Affiliates or Sublicensees.

     5.6. Limitation of Liability. Any Research Materials delivered pursuant to this Agreement are understood to be experimental in nature and may have hazardous properties. Recipient should assume that the compounds are dangerous and should use appropriate precautions. [





                                             .]*

6.   Confidential Information.

     6.1. Designation of Confidential Information. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status. Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

     6.2. Obligations of Receiving Party. The Receiving Party agrees that it shall:

     (i) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential


* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

          Information and who need to know such Confidential Information for the purposes set forth in this Agreement;

     (ii) use all Confidential Information solely for the purposes of this Agreement; and

    (iii) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information,

     6.3. Exceptions. The obligations of the Receiving Party under Section 6.2. above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information:

     (i) was in the public domain prior to the time of its disclosure under this Agreement;

     (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party;

    (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information;

     (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

     (v) is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the FDA or the United States Patent and Trademark Office or to their foreign equivalents), or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

     6.4. Return of Confidential Information. Upon the termination of this Agreement, or earlier at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

     6.5. Survival of Obligations. The obligations set forth in this Article shall remain in effect for an item of Confidential Information for a period of ten (10) years after the date upon which a Receiving Party first received that Confidential Information, except that the obligation of the Receiving Party to return Confidential Information to the Disclosing Party shall survive until fulfilled.

7.   Indemnification and Insurance.

     7.1. General Indemnification.  [          ]* (the "Indemnifying Party")
shall indemnify and hold harmless the other party, its Affiliates, and their respective directors, officers, employees and agents (collectively, the "Indemnitees ") from and against all claims, expenses or liability of whatever nature arising from any default, act, omission or negligence of the Indemnifying Party, its agents or employees, or others exercising rights by, through, or under the Indemnifying Party, or the failure of the Indemnifying Party or such persons to comply with any applicable laws, rules, regulations, codes, ordinances or directives of governmental authorities, in each case to the extent the same are related, directly or indirectly, to the Collaboration described herein; provided, however, that in no event shall the Indemnifying Party be obligated under this section to indemnify the Indemnitees where such claim, expense or liability results solely from any omission, fault, negligence, or other misconduct of any of the Indemnitees.

     7.2. Procedure. The Indemnitees agree to provide the Indemnifying Party with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. If an Indemnitee fails to provide such notice within a reasonable time, and if such failure prejudicially affects the ability of the Indemnifying Party to defend such action, the Indemnifying Party shall be relieved of its liability to such Indemnitee under this Article 7. The Indemnifying Party agrees, at its own expense, to provide attorneys reasonably acceptable to the Indemnitees to


* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

defend against any such claim. The Indemnitees shall cooperate fully with the Indemnifying Party in such defense and will permit the Indemnifying Party to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indenmitee shall have the right to retain its own counsel, at the expense of the Indemnifying Party, if representation of such Indemnitee by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. The Indemnifying Party agrees to keep the other party informed of the progress in the defense and disposition of such claim and to consult with such party with regard to any proposed settlement.

8.   Term and Termination.

     8.1. Term. This Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years unless earlier terminated pursuant to this Article 8.

     8.2. Voluntary Termination. At any time on or after the first anniversary of the Effective Date, either party may terminate this Agreement immediately
upon [                                       ]* notice to the other party.

     8.3. Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that
breach within [            ]* days after receiving written notice thereof, the
other party may terminate this Agreement [                        ]* notice to
the party in breach.

     8.4. Termination for Deadlock. In the event of a deadlock in the Steering Committee on a matter that affects the Agreement as a whole, as described in Subsection 2.2.(f), either party may terminate this Agreement
[                          ]* notice to the other party.

     8.5. Force Majeure. Neither party will be responsible for delays resulting from acts beyond the control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder with reasonable dispatch whenever such causes are removed.


* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

     8.6. Effect of Termination. Except as otherwise agreed by the parties, upon the expiration or termination of this Agreement, the provisions of Subsections 3.3.(e), 3.4.(h), and 3.5.(c) shall immediately apply to all ongoing activities of the Collaboration and the other provisions of this Agreement shall immediately terminate, except that the following provisions shall survive:
Articles 4, 5, 6, 7, and 9; Sections 8.6., 10.1, 10.7., and 10.9.

9.   Dispute Resolution.

     9.1. Procedures Mandatory. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

     9.2. Dispute Resolution Procedures.

          (a) Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date such notice is received by the other party (the "Notice Date"). Any disputes not resolved by good faith discussions shall be referred to the Steering Committee, which shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

     (b) Mediation. If the matter remains unresolved within sixty (60) days after the Notice Date, or if the Steering Committee fails to meet within thirty
(30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse;

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

(iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.

          (c)  [                .]*  If the parties fail to resolve the dispute
through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, [
                         .]*

     9.3. Preservation of Rights Pending Resolution.

          (a) Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

          (b)  Provisional Remedies.  [

                                   ]* either party may seek a preliminary
injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

          (c) Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Subsections 9.2.(a) and 9.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

10.  Miscellaneous.

     10.1. Publicity. No press release, advertising, promotional sales literature, or other promotional oral or written statements to the public in connection with or alluding to work performed under this Agreement or the relationship between the parties created by it, having or containing any reference to ArQule or Cubist, shall be made by either party without the prior written approval of the other party, except for restatements of previously-approved statements and disclosures required by applicable law or regulation.

* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

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

     10.2. Relationship of Parties. For the purposes of this Agreement, each party is an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

     10.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

     10.4. Headings. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof,

     10.5. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors and assigns.

     10.6. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that either of the parties may assign this Agreement to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.

     10.7. Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized national overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid, to the following addresses or facsimile numbers:

If to Cubist:

                    Cubist Pharmaceuticals, Inc.
                    24 Emily Street
                    Cambridge, MA 02139
                    Attn:  Scott M. Rocklage, President
                    Tel:  (617) 576-1999
                    Fax:  (617) 576-0232


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

If to ArQule:

                    ArQule, Inc.
                    200 Boston Avenue
                    Medford, MA 02155
                    Attn:  Eric B. Gordon, President
                    Tel:  (617) 395-4100
                    Fax:  (617) 395-1225

with a copy (which shall not constitute notice) to:

                    Palmer & Dodge
                    One Beacon Street
                    Boston, MA 02108
                    Attn:  Michael Lytton, Esq.
                    Tel:  (617) 573-0327
                    Fax:  (617) 227-4420

Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section.

     10.8. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified at any time, but only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

     10.9. Governing Law. This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflict of laws principles.

     10.10. Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

     10.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings including, without limitation, a certain


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

Material Transfer and Screening Agreement dated June 4, 1996 between the parties.

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

                    CUBIST PHARMACEUTICALS, INC.



                    By:  /s/ Mark Carthy
                       -----------------------------------------------
                         Mark Carthy
                         Vice President and Chief Business Officer

                    ARQULE, INC.

                    By:  /s/ Eric B. Gordon
                       -----------------------------------------------
                         Eric B. Gordon,
                         President and Chief Executive Officer



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